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                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549

                                                     FORM 8-K

                                                  CURRENT REPORT

                                      Pursuant to Section 13 or 15(d) of the
                                          Securities Exchange Act of 1934

                       Date of Report (Date of earliest event reported): September 23, 2002

                                               EDISON INTERNATIONAL
                              (Exact name of registrant as specified in its charter)

                 CALIFORNIA                           001-9936                              95-4137452
     (State or principal jurisdiction of          (Commission file                       (I.R.S. employer
       incorporation or organization)                  number)                          identification no.)

                                             2244 Walnut Grove Avenue
                                                  (P.O. Box 800)
                                            Rosemead, California 91770
                           (Address of principal executive offices, including zip code)

                                                   626-302-2222
                               (Registrant's telephone number, including area code)

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Items 1 through 4, 6, 8, and 9 are not included because they are inapplicable.

Item 5.  Other Events

On September 23, 2002, the United States Court of Appeals for the Ninth Circuit issued an opinion and order on the appeal from a federal district court's stipulated judgment approving the settlement agreement between
Southern California Edison Company ("SCE") and the California Public Utilities Commission ("CPUC").  SCE is the
public utility subsidiary of Edison International.  The opinion and order affirmed the stipulated judgment of the district court in part and referred questions based on California state law to the Supreme Court of California.

Background.  In November 2000, SCE filed a complaint in the United States District Court for the Central District
of California against the commissioners of the CPUC, alleging that their refusal to allow SCE to recover its wholesale costs of purchasing power in its retail rates violated federal law.  The CPUC and SCE negotiated a settlement agreement to resolve the litigation, and the district court entered a stipulated judgment on October
5, 2001, incorporating the settlement agreement.  Several entities appealed the stipulated judgment, including
The Utility Reform Network ("TURN"), a California consumer group that had been allowed to intervene in the litigation as a permissive intervenor, and three other entities whose motions to intervene had been denied.

In accordance with the settlement agreement, the CPUC has established a procurement-related obligations account, or PROACT, with an opening balance of about $3.6 billion, representing SCE's unrecovered power procurement costs as of September 1, 2001.  While the appeal of the district court's stipulated judgment has been pending, SCE and the CPUC have continued to operate under the terms of the settlement agreement.  As of August 31, 2002, the remaining unrecovered balance in the PROACT was $1.1 billion.

Opinion and Order.  In its September 23 opinion, the appeals court affirmed the district court on all claims, except for the challenges founded on California state law, which the appeals court referred to the California
Supreme Court.  Specifically, the appeals court affirmed the district court in the following respects:  (1) the district did not err in denying the motions to intervene of the entities other than TURN; (2) the district court did not err in denying standing for the entities other than TURN to appeal the stipulated judgment; (3) the district court was not deprived of original jurisdiction over the lawsuit; (4) the district court did not err in declining to abstain from the case; (5) the district court did not exceed its authority by approving the stipulated judgment without TURN's consent; (6) the district court's approval of the settlement agreement did not deny TURN due process; and (7) the district court did not violate the Tenth Amendment of the United States
Constitution in approving the stipulated judgment.  In sum, the appeals court concluded that none of the substantive arguments based on federal statutory or constitutional law compelled reversal of the district court's approval of the stipulated judgment.

The appeals court stated in its opinion, however, that there is a serious question of whether the settlement agreement violated state law, both in substance and in the procedure by which the CPUC agreed to it.  The appeals court further stated that if the settlement agreement violated state law, the CPUC lacked capacity to consent to the stipulated judgment, and the appeals court would be required to vacate the stipulated judgment as void.  The appeals court said that, on a substantive level, the stipulated judgment appears to violate California's electric industry restructuring statute providing for a rate freeze.  The appeals court said that, on a procedural level, the stipulated judgment appears to violate
California laws requiring open meetings and public hearings.  Because federal courts are bound by the pronouncements of the state's highest court on applicable state law, and because the appeals court found no controlling precedents from California courts on the issues of state law in this case, the appeals court issued a separate order certifying those issues to the California Supreme Court and requesting the California Supreme
Court to accept certification.

The appeals court stayed further proceedings in the case pending a response from the California Supreme Court on the request for certification.  The appeals court did not stay the continued operation of the settlement agreement.  SCE is evaluating the appeals court's opinion and order and determining what actions to take in response.  Possible actions include a petition for rehearing before an en banc panel of the appeals court or the filing of briefs with the California Supreme Court.

Neither EIX nor SCE can predict the ultimate outcome of these proceedings, or the impact that any outcome would have on the stipulated judgment or the settlement agreement.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)      Not applicable

(b)      Not applicable

(c)      Exhibits

         99.1     Opinion of the United States Court of Appeals for the Ninth Circuit, filed September 23, 2002.

         99.2     Order of the United States Court of Appeals for the Ninth Circuit, filed September 23, 2002.

                                                    SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                 EDISON INTERNATIONAL
                                                            (Registrant)

                                                                       KENNETH S. STEWART
                                                 -------------------------------------------------------------
                                                                       KENNETH S. STEWART
                                                        Assistant General Counsel and Assistant Secretary

September 23, 2002